Exhibit 5.1

[Wisconsin Energy Corporation Letterhead]

[•], 2014

Wisconsin Energy Corporation

231 West Michigan Street

Milwaukee, WI 53203

Re:	Wisconsin Energy Corporation Registration Statement on Form S-4

Ladies and Gentlemen:

I refer to Registration Statement No. 333-198096 on Form S-4 (the “Registration Statement”) filed by Wisconsin Energy Corporation (the “Company”) with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement pertains to the registration under the Act of up to 90,198,366 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), which may be issued to the shareholders of Integrys Energy Group, Inc., a Wisconsin corporation (“Integrys”), in connection with the merger and related transactions contemplated by the Agreement and Plan of Merger, dated June 22, 2014 (as it may be amended or supplemented from time to time, the “Merger Agreement”), between the Company and Integrys.

I am Counsel for Wisconsin Electric Power Company, the Company’s principal subsidiary, and have acted as counsel for the Company in connection with the proposed issuance by the Company of the Shares pursuant to the Merger Agreement. In furnishing this opinion, I or the attorneys in the Legal Services Department of Wisconsin Electric Power Company have examined (i) the Registration Statement filed with the SEC on August 13, 2014, as amended through the date hereof; (ii) the Company’s Restated Articles of Incorporation and bylaws, as amended to date; (iii) the Merger Agreement; (iv) the corporate proceedings relating to the adoption of the Merger Agreement and the transactions contemplated thereby, including authorization for the issuance of the Shares thereunder; and (v) such other documents, certificates and matters of law as I have deemed necessary in order to render this opinion.

In connection with this opinion, expressed below, I have assumed (i) the accuracy, completeness and authenticity of all documents reviewed and the genuineness of all signatures, (ii) the conformity of all copies of documents reviewed to the originals thereof and (iii) the legal capacity of all natural persons who are signatories of documents reviewed. In addition, I have assumed, but not verified, the accuracy of the factual matters presented by each document reviewed. As to any facts material to the opinion expressed herein which I have not independently established or verified, I have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Based upon and subject to the foregoing, and subject to the other qualifications and limitations set forth herein, I am of the opinion that the Shares have been validly authorized, and when the Registration Statement becomes effective under the Act and the Shares have been issued and delivered in accordance with the Merger Agreement, the Shares will be validly issued, fully paid and nonassessable.

I am a member of the bar of the State of Wisconsin and I do not hold myself out to be an expert on the laws of any other state. In connection herewith, I express no opinion on the laws of any jurisdiction other than the federal laws of the United States and the laws of the State of Wisconsin.

This opinion is issued in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act and may not be used, circulated, quoted or relied upon for any other purpose.  I consent to the filing of this opinion as an exhibit to the Registration Statement, and to the references therein to my name and this opinion under the caption “Legal Matters” in the joint proxy statement/prospectus constituting a part of the Registration Statement. In giving this consent, I do not admit that I come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the SEC.

Very truly yours,

Joshua M. Erickson
Counsel
Wisconsin Electric Power Company